SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                 Date of Event Requiring Report: April 14, 2000


                         UNIVERSAL MEDIA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      000-28459                   22-3360133
(State of Incorporation)       (Commission File Number)       (IRS Employer
                                                               Identification #)



                  540 North Avenue, Suite 3C, New Jersey 07083
                  --------------------------------------------
                    (Address of Principal Executive Offices)

                                  908-351-7768
                    ----------------------------------------
              (Registrant's telephone number, including area code)





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ITEM 4.          CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         (a) On April 14, 2000, the Registrant closed on the transaction detailed in the Report on Form 8-K filed on that date between Net-Tronics Communications Corporation and Universal Media Holdings, Inc.. On that date, S.
W. Hatfield, CPA ("Hatfield") should have been notified that the independent auditor had been changed to Aaron Stein, CPA., which had been approved by the Registrant's Board of Directors and as a result of the transaction. Registrant however, failed to notify Hatfield of this change, through an oversight. Accordingly, on September 29, 2000, Hatfield corresponded with the Registrant and the Commission about his resignation as Independent Auditor due to having received no communication from the Registrant. The Registrant however, did not file a Report on Form 8-K until May 24, 2001.

         During his tenure, Hatfield issued reports on Registrant's financial statements up to March 31, 2000, that neither contained an adverse opinion or disclaimer of opinion, or was not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the period of his engagement and for the period of the two most recent fiscal years and any subsequent interim period preceding this action, there were no disagreement between Registrant and Hatfield on any matter of accounting principals or practices, financial statement disclosure or audit scope and procedure, which disagreement(s), if not resolved to the satisfaction of Hatfield, would have caused him to make reference to the subject matter of the disagreement in connection with its opinion.

         The disclosure contained herein has been submitted to Hatfield for its review and for him to have an opportunity to comment on the disclosure.

         (b) Effective April 14, 2000, Aaron Stein CPA ("Stein"), had already been retained as independent auditor of Universal Media Holdings, Inc., was retained as independent auditor of the registrant for the fiscal year ending September 31, 2000. Prior to the engagement, Registrant did not consult with Stein regarding the application of accounting principles to a specified transaction, or the type of audit opinion that may be rendered with respect to the Registrant's financial statements.


EXHIBITS

16       Letter from S.W. Hatfield, CPA





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         SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


         By: /s/ Anthony Vigliotti
         ---------------------------------
         Anthony Vigliotti
         President

         Date:    August 17, 2001







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